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                                                                      EXHIBIT 99


          SEAGRAM TO SELL TROPICANA TO PEPSICO FOR $3.3 BILLION IN CASH



MONTREAL, July 20, 1998 -- The Seagram Company Ltd. announced today that it had agreed to sell Tropicana Products, Inc. and its global juice business to PepsiCo, Inc. for a cash price of $3.3 billion. Seagram also announced that Tropicana will withdraw the registration statement it had filed previously with the Securities and Exchange Commission for a proposed public sale of Tropicana.

The proceeds from the transaction will be used by Seagram to pay a part of the cash portion of the purchase price for the previously announced acquisition of PolyGram N.V., currently scheduled to close in the fourth quarter of this year.

Edgar Bronfman, Jr., president and chief executive officer of Seagram, said: "We are delighted that our efforts to unlock the value of our Tropicana assets to our shareholders has yielded such a successful and timely result. Tropicana is an outstanding business that should continue to grow and prosper under the strategic direction of one of the world's great beverage and food products companies. As for Seagram, this disposition allows us to further our focus on our entertainment and spirits and wine businesses and the growth potential they hold for Seagram's future."

The transaction, which is subject to Hart-Scott-Rodino and other customary regulatory approvals, is expected to close by the end of August. Goldman, Sachs & Co. served as financial advisor to Seagram.

The Seagram Company Ltd. operates in two global business segments: beverages and entertainment. The beverage businesses are engaged principally in the production and marketing of distilled spirits, wines, fruit juices, coolers, beers and mixers throughout more than 150 countries and territories. The entertainment company, Universal Studios, Inc., produces and distributes motion picture, television and home video products, and recorded music; and operates theme parks and retail stores. Headquartered in Montreal, Seagram employs 30,000 people worldwide. The Company's corporate website is located at www.seagram.com.